Exhibit 2.7

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WILLIAMS FIELD SERVICES COMPANY LLC

AND

NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP

May 2, 2006

TABLE OF CONTENTS

Article 1 CONTRIBUTION AND CLOSING		1
1.1	Sale and Closing	1
1.2	Consideration	1
1.3	Deliveries at the Closing	2
1.4	Transfer Taxes	3

Article 2 REPRESENTATIONS AND WARRANTIES OF SELLER		3
2.1	Organization	3
2.2	Authority and Approval	3
2.3	No Conflict	4
2.4	Consents	5
2.5	Capitalization; Title to Membership Interests	5
2.6	Laws and Regulations; Litigation	6
2.7	Liabilities	7
2.8	Taxes	7
2.9	Accurate and Complete Records	8
2.10	Contracts and Commitments	8
2.11	Brokerage Arrangements	8
2.12	Operations	8
2.13	Employee Benefit Matters	9
2.14	Intercompany Matters	9
2.15	Bank Accounts	9
2.16	Waivers and Disclaimers	9

Article 3 REPRESENTATIONS AND WARRANTIES OF BUYER		10
3.1	Organization and Existence	10
3.2	Authority and Approval	10
3.3	No Conflict	10
3.4	Brokerage Arrangements	10
3.5	Litigation	11

Article 4 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		11
4.1	Certain Changes	11
4.2	Operations	12
4.3	Transfers to the Company Before Closing	13
4.4	Further Assurances	13
4.5	Books and Records	14
4.6	Intercompany Accounts	14

Article 5 CONDITIONS TO CLOSING		15
5.1	Conditions to the Obligation of Buyer	15
5.2	Conditions to the Obligation of Seller	16

Article 6 TAX MATTERS		17
6.1	Liability for Taxes	17

6.2	Tax Returns	19
6.3	Cooperation and Exchange of Information	20
6.4	Survival	20
6.5	Conflict	20
6.6	Miscellaneous	21

Article 7 INVESTIGATION; LIMITATIONS		21
7.1	Independent Investigation	21

Article 8 TERMINATION		21
8.1	Events of Termination	21
8.2	Effect of Termination	22

Article 9 INDEMNIFICATION UPON CLOSING		22
9.1	Indemnification of Buyer upon Closing	22
9.2	Indemnification of Seller	23
9.3	Survival	23
9.4	Right to Contest and Defend	24
9.5	Limitations on Indemnification	25
9.6	Sole Remedy	25
9.7	Express Negligence	25

Article 10 MISCELLANEOUS		26
10.1	Expenses	26
10.2	Notices	26
10.3	Governing Law	27
10.4	Public Statements	27
10.5	Entire Agreement; Amendments and Waivers	27
10.6	Conflicting Provisions	28
10.7	Binding Effect and Assignment	28
10.8	Dispute Resolution	28
10.9	Severability	29
10.10	Interpretation	30
10.11	Headings and Schedules	30
10.12	Multiple Counterparts	30
10.13	Defined Terms	30

ii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into as of May 2, 2006, by and between Williams Field Services Company, LLC, a Delaware limited liability company (“WFSC” or “Seller”) and Northern Border Intermediate Limited Partnership, a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

WFSC owns all of the limited liability company membership interests (the “Membership Interests”) of Overland Pass Pipeline Company LLC, a Delaware limited liability company (“Company”), and desires to sell ninety-nine percent (99%) of the Membership Interests in the Company (the “Company Interest”) to Buyer, and Buyer desires to accept all of such interest from WFSC in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION AND CLOSING

1.1	Sale and Closing.

Subject to the satisfaction or waiver of each of the conditions to closing set forth in Article 5 (any or all of which may be waived in writing by the respective party whose performance is conditioned upon satisfaction of such conditions precedent), the closing of the purchase and sale of the Company Interest (the “Closing”) will be held at the offices of Gable & Gotwals on or before May 31, 2006, or such other place and date as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing. The Closing shall be deemed to be effective as of 12:01 a.m., Tulsa, Oklahoma time, on the Closing Date (the “Effective Time”).

1.2	Consideration.

(a)

The aggregate consideration to be paid by Buyer to Seller for the Company Interest shall be a dollar amount in cash (the “Cash Consideration”), which shall represent reimbursement of the actual costs, without mark-up, incurred up to the Closing Date by the Company in the development and construction of a natural gas liquids transportation pipeline from Opal, Wyoming to Conway, Kansas (the “Project”), as further defined and described in the Amended and Restated Limited Liability Company Agreement of the Company, dated [                        ], 2006. An itemized list of such actual costs incurred through the date of this Agreement is attached hereto as Exhibit 1.2. Seller shall provide to Buyer prior to Closing a revised version of Exhibit 1.2, updated as of the Closing Date. Seller shall certify to Buyer in writing as of Closing that, except for the Project Assets and Liabilities relating to the Project, the Company has no assets or Liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP. The term “GAAP” means United States generally accepted accounting principles and practices in effect from time to time and applied consistently throughout the periods involved.

(b)	The Cash Consideration shall be paid in United States dollars by Buyer at the Closing by wire or interbank transfer of immediately available funds to the account(s) specified by Seller. Seller shall specify such account(s) in writing to Buyer at least two business days before Closing.

1.3	Deliveries at the Closing.

(a)	At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)	A duly executed counterpart of the bill of sale, assignment and transfer of the Company Interest substantially in the form of Exhibit 1.3(a)(i) hereto;

(ii)	Seller’s Closing Certificate (as defined herein), duly executed by an authorized officer of the Seller;

(iii)	Duly executed counterparts of each of the Agreements attached at tabs (A) through (H) of Exhibit 1.3(a)(iii) hereto, in substantially the forms attached as such Exhibit;

(iv)	A certified copy of resolutions duly adopted by the Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated hereby, and a certificate of the Secretary of the Seller dated as of the date of the Closing to the effect that such resolutions were duly adopted and are in full force and effect;

(v)	The Articles of Organization, Operating Agreement and any other organizational documents of the Company existing immediately prior to Closing, certified by the Secretary of the Company.

(vi)	Resignation of each officer, director and manager of the Company; and

(vii)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

(b)	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)	A duly executed counterpart of the bill of sale, assignment and transfer of the Company Interest substantially in the form of Exhibit 1.3(a)(i) hereto;

(ii)	The Cash Consideration as provided in Section 1.2(b);

(iii)	Buyer’s Closing Certificate, duly executed by an authorized officer of the Buyer;

(iv)	Duly executed counterparts of each of the Agreements attached at tabs (A) through (H) of Exhibit 1.3(a)(iii) hereto, in substantially the forms attached as such Exhibit;

(v)	A certified copy of resolutions duly adopted by the Partnership Policy Committee of Buyer authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated hereby; and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

1.4	Transfer Taxes.

Buyer shall be responsible for any and all Taxes or fees imposed or incurred by reason of the sale of the Company Interest to Buyer hereunder and/or the filing or recording of any instruments necessary to effect the sale of the Company Interest hereunder, regardless of when such Taxes or fees are levied or imposed.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Buyer as follows:

2.1	Organization.

(a)	Each of WFSC and the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own its properties and assets and to conduct its business as now conducted.

(b)	The Company is duly licensed or qualified to do business and is in good standing in the state(s) in which the character of the properties and assets to be owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified except where the failures to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on its business, financial condition or results of operations.

2.2	Authority and Approval.

Seller will have, prior to Closing, the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by Seller will have been, prior to Closing, duly authorized and approved by all requisite limited liability company action and no other proceedings on the part of the Seller is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Seller and, upon approval by the Board of Directors of The Williams Companies, Inc., will constitute the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

2.3	No Conflict.

(a)	This Agreement and the execution, delivery and performance hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person (as defined below in this section) under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of Seller; (ii) violate in any material respect any applicable provision of any law, statute, rule or administrative regulation (“Applicable Law”) or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller; or (iii) violate, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage or Lien (as defined herein), or, any material agreement, contract, commitment or instrument to which Seller is a party or by which it is bound, except in the case of clauses (ii) or (iii), for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or (iv) result in the creation of any material Lien, charge or encumbrance on the assets of the Company under any such material indenture, mortgage, Lien, lease, agreement or instrument.

(b)

This Agreement and the execution, delivery and performance hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of the Company; (ii) violate in any material respect any provision of any Applicable Law or arbitration order, award, judgment, writ, injunction or decree applicable to the Company; (iii) violate, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage or Lien, or, any material agreement, contract, commitment or instrument to which the Company is a party or by which it is bound or to which any property of the Company is subject, except in the case of clauses (ii) or (iii), for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or (iv) result in the creation of any material Lien, charge or encumbrance on the assets of the Company under any such material indenture, mortgage, Lien, lease, agreement or instrument.

As used in this Agreement: (a) ”Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any Person that materially affects the business of such Person or that materially impedes the ability of any Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition; (b) ”Person” means an individual or entity, including without limitation any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority (as defined herein); and (c) ”Liens” means liens, claims, mortgages, security interests, pledges, charges, rights of others or other legal or equitable encumbrances of any kind.

2.4	Consents.

No consent, approval, license, permit, order, approval or authorization of, or filing, registration or qualification with, or notification to or waiver or consent from, any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (collectively, “Governmental Authorities”) or other Person is required to be obtained in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby. The Company is, and at all times since its organization has been, in material compliance with all Applicable Laws. The Company has not received any written notice from any Governmental Authority regarding any actual or possible material violation of or material failure to comply with any Applicable Laws.

2.5	Capitalization; Title to Membership Interests.

(a)

Seller owns beneficially and of record all of the Membership Interests, in each case free and clear of all Liens. The Membership Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Membership Interests (except the transfer of the Company Interest contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Membership Interests are duly authorized, validly issued, fully paid and non-assessable. The Seller has good, valid and marketable title to the Membership Interests and the sale and transfer of the Company Interest by the Seller to the Buyer hereunder will transfer good, valid and marketable title to the Company Interest to the Buyer free and clear of all Liens. Seller has full legal right to sell, assign, convey and transfer the Company Interest to Buyer and will, upon delivery of the Certificates representing such Company Interest to Buyer pursuant to the terms hereof, transfer to Buyer title to such Company Interest, free and clear of any Liens.

(b)	There are no outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in the Company. There are no voting trusts or other agreements or understandings to which the Seller or the Company is a party that restrict or otherwise relate to the voting, dividend rights or disposition of the Company Interest or other Membership Interests. The Company has no obligation to make any capital contributions to any Person. At Closing, there will be no outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in the Company, except the transfer of the Company Interest contemplated by this Agreement.

(c)	The Company does not own, directly or indirectly, any shares of capital stock, voting rights, equity interests or investments in any other Person. The Company does not have any rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person. The Company is engaged solely in the business of developing the Project.

2.6	Laws and Regulations; Litigation.

Except as set forth on Exhibit 2.6, there are no Legal Proceedings (as defined below) pending or, to the Seller’s knowledge, threatened against or involving the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority or arbitrator.

Except for those violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in violation of or in default under any law or regulation or under any order of any Governmental Authorities applicable to it and, there are no claims, fines, actions, suits, demands, investigations or proceedings pending or threatened in writing against or affecting the Company, at law or in equity, or before or by any Governmental Authorities having jurisdiction over the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, except as set forth on

Exhibit 2.6, there is no lawsuit or claim by the Company that is pending against any other Person.

2.7	Liabilities.

The Company has no Indebtedness and has no other obligations or liabilities of any nature whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due (“Liabilities”), other than (a) Liabilities incurred in the ordinary course of developing the Project and (b) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller is not aware of any Liabilities of the kind described in clauses (a) or (b) above.

“Indebtedness” means all outstanding obligations for borrowed money, including (i) indebtedness evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations, (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.

2.8	Taxes.

(a)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company and any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member have been duly filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Company and any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member which are or have become due have been timely paid in full; (iii) the Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (iv) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax on any of the assets of the Company, with respect to Taxes, other than Liens for Taxes not yet due and payable; (v) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company, nor are there any outstanding agreements or waivers by or with respect to the Company extending the period for assessment or collection of any Taxes; (vi) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company.

(b)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(c)	There are no written or unwritten Tax allocation or sharing agreements or arrangements affecting the Company.

2.9	Accurate and Complete Records.

The books, ledgers, financial records and other records of the Company are, or will be as of the Closing Date, in the possession of or accessible by and available to the Company, and have, in all material respects and to the knowledge of Seller, been maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice.

2.10	Contracts and Commitments.

(a)	Except as set forth on Exhibit 2.10, (i) the Company has not entered into and is not a party to, or subject to, any Contracts, and (ii) to the knowledge of the Seller, no other Person has entered into or is a party to, or subject to, any Contracts relating to the Project. Neither the Company nor, to Seller’s knowledge, any other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation or lapse of) any term, condition or provision of any contract, plan, undertaking, commitment or agreement (“Contract”) except for defaults, breaches, violations or events which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)	Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts constitutes valid, binding and enforceable obligations of the Company and, to Seller’s knowledge, enforceable obligations of any other party thereto, in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect.

2.11	Brokerage Arrangements.

Seller has not entered (directly or indirectly) into any agreement with any Person that would obligate Buyer or Company to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

2.12	Operations.

The Company is and has been engaged solely in the business of developing the Project. The Company has not had and does not have any assets or business operations that are not related to the Project.

2.13	Employee Benefit Matters.

The Company does not have any employees or any liabilities under any plan, program or other arrangement providing for compensation, severance, termination or retirement pay, performance awards, stock or stock related awards or other employee benefits, including, without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union. There are no unfair labor practice or labor arbitration proceedings pending or, threatened in writing against the Company.

2.14	Intercompany Matters.

There are no written intercompany contracts between the Company on the one hand and the Seller or any of its Affiliates (other than the Company) on the other hand. There are no other intercompany contracts or other arrangements between the Company on the one hand and the Seller or any of its Affiliates (other than the Company) on the other hand, except those 1) which are terminable at any time without premium or penalty, and 2) for which no amounts will be due from or after Closing from the Company to Seller or any of its Affiliates.

2.15	Bank Accounts.

Exhibit 2.14 sets forth an accurate and complete list of the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) and the names of all persons authorized to draw thereon or who have access thereto.

2.16	Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY SELLER IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SELLING PARTIES, THE COMPANY INTEREST OR THE COMPANY FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER

EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO SELLER, THE COMPANY INTEREST OR THE COMPANY THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1	Organization and Existence.

Buyer is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.2	Authority and Approval.

The execution and delivery by Buyer of this Agreement, the performance by Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite partnership action of Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3	No Conflict.

This Agreement and the execution, delivery and performance hereof by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the organizational documents of Buyer; (b) violate in any material respect any Applicable Law or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Buyer; (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage or Lien, or, any material agreement, contract, commitment or instrument to which Buyer is a party or by which either of them is bound or to which any of their property is subject, except in the case of clauses (b) or (c), for those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.4	Brokerage Arrangements.

Buyer has not entered (directly or indirectly) into any agreement with any Person that would obligate Seller or the Company to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

3.5	Litigation.

There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Buyer, threatened to which Buyer is a party that (a) questions or involves the validity or enforceability of any of Buyer’s obligations under this Agreement or any of the exhibits hereto or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

ARTICLE 4

ADDITIONAL AGREEMENTS,

COVENANTS, RIGHTS AND OBLIGATIONS

4.1	Certain Changes.

Without first obtaining the written consent of Buyer, from the date hereof until the Closing Date, except as specifically provided in this Agreement, Seller covenants that it will cause Company not to:

(a)	make any material change in the conduct of Company’s businesses and operations, or its financial reporting and accounting methods;

(b)	other than in the ordinary course of business, enter into, terminate or amend any contract;

(c)	declare, set aside or pay any dividends, or make any distributions, in respect of the Company Interest, or repurchase, redeem or otherwise acquire any such securities, or split, combine or reclassify any Membership Interests or other securities of the Company;

(d)	merge into or with or consolidate the Company with any other entity or acquire all or substantially all of the business or assets of any Person;

(e)	except as contemplated at Closing, make any change in the Company’s limited liability company documents or equivalent governing instruments;

(f)	purchase any securities of any Person, except short term debt securities of governmental entities and banks, or make any investment in any venture or other business enterprise

(g)	issue, sell or deliver any equity interests, notes, bonds or other securities of the Company, or any option, warrant or right to acquire the same;

(h)	create, incur, guarantee or assume any Indebtedness, or incur any obligation or liability, direct or indirect, for the Company, other than the incurrence of liabilities pursuant to existing Contracts in the ordinary course of business consistent with past practices;

(i)	purchase, lease or otherwise acquire any property of any kind other than in the ordinary course of business;

(j)	implement or adopt any material change in its tax methods, principles or elections;

(k)	permit any of its assets to become subjected to any material Lien, covenant, right-of-way or other similar restriction of any nature whatsoever;

(l)	waive any claims or rights of substantial value;

(m)	enter into or agree upon any settlement or compromise of pending litigation or other pending proceedings before any Governmental Authority

(n)	liquidate, dissolve, recapitalize or otherwise wind up its business; or

(o)	commit to do any of the foregoing.

4.2	Operations.

Other than as provided in this Agreement, Seller will cause the Company to:

(a)	conduct its business in the usual and ordinary course thereof;

(b)	notify Buyer of any material developments relating to the business of the Company;

(c)	use its commercially reasonable efforts to maintain and preserve its business and maintain its relationship with suppliers, customers and others having business relations with it;

(d)	advise the Buyer promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement;

(e)	file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the Company’s business to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located; and

(f)	file on a timely basis all complete and correct applications or other documents necessary to obtain, maintain, renew or extend any permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the Company’s business whether or not such permit, variance or other approval would expire before or after the Closing Date.

4.3	Transfers to the Company Before Closing.

Prior to or at the Closing, Seller shall cause the delivery to the Company of all assets, properties, interests and rights of Seller or its Affiliates relating to or arising out of the Project, wherever situated and of whatever kind or nature, including without limitation all right, title and interest in and to the following: (a) Documents, (b) Permits, (c) all Contracts to which the Company is a party, including the Contracts listed in Exhibit 2.10, (d) all real property, easements and rights of way of Seller relating to or arising out of the Project, (e) all deposits and prepaid charges and expenses of Seller, if any, relating to or arising out of the Project, and (f) the Intellectual Property (collectively, the “Project Assets”). Seller shall, and shall cause its Affiliates to, execute and deliver all such documents and instruments, and take all such other and further actions, in each case as may be necessary or advisable in order to transfer to the Company good and valid title in and to all of the Project Assets. A summary description of all material Project Assets is attached as Exhibit 4.3.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Documents” means all documents, files, books and records, maps, instruments, papers, reports, budgets, environmental studies, engineering documents, work product, tapes, microfilms, photographs, letters, title policies, regulatory filings, operating data and plans, technical documentation, databases and other similar materials related to or arising out of the Project, in each case whether or not in electronic form.

“Permits” means all permits, authorizations, franchises, licenses, consents, approvals or certificates issued by Governmental Authorities relating to the Project and all applications therefor.

“Intellectual Property” means all intellectual property rights, statutory or common law, worldwide relating to the Project, including trademarks, copyrights, patents and any applications or registrations for any of the foregoing and all confidential know-how, trade secrets and similar proprietary rights.

4.4	Further Assurances.

(a) Seller and Buyer shall use their respective commercially reasonable efforts (a) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, and (b) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 5.1 and 5.2, respectively, are satisfied timely.

(b) Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations, including promptly making all filings and notifications required to be made with any Governmental Authorities, if any, in order to consummate and make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

(c) From time to time after Closing, Sellers shall, and shall cause its respective Affiliates to, at Sellers’ sole cost and expense, execute, acknowledge and deliver all such further transfers, assignments, conveyances, notices and other instruments, and shall take all such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer and its successors or assigns, that all of the rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Company in the transfer of the Project Assets, as contemplated by Section 4.3 above, and as intended to be conveyed to the Buyer in the transfer of the Company Interest, as contemplated by Article I above, are so transferred.

4.5	Books and Records.

Promptly after the Closing, Seller shall deliver to Buyer the books and records of the Company and all other assets and properties of the Company, including the Project Assets.

4.6	Intercompany Accounts.

(a) All liabilities and obligations of the Company to the Seller or any of its Affiliates (other than the Company) and all liabilities and obligations of the Seller or any of its Affiliates (other than the Company) to the Company shall be paid or otherwise settled in accordance with this Section 4.6. At the Closing, all contracts, agreements or other arrangements between the Seller or any of its Affiliates (other than the Company) on the one hand, and the Company, on the other hand, shall be terminated. From and after the Closing, the services previously provided to the Company by Seller or its Affiliates shall be provided by Seller to the Company under the terms of the Transition Services Agreement on the terms and conditions set forth therein. The “Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between Seller and the Company at the Closing on terms and conditions to be negotiated in good faith by Seller and Buyer.

(b) Prior to the Closing (i) if the obligations and liabilities owed by the Company to the Seller or any of its Affiliates (other than the Company) exceed the obligations and liabilities owed by the Seller or any of its Affiliates (other than the Company) to the Company, then the Seller shall contribute, or cause to be contributed, to the Company such excess in cash and (ii) if the obligations and liabilities owed by the Seller or any of its Affiliates (other than the Company) to the Company exceed the obligations and liabilities owed by the Company to the Seller or any of its Affiliates (other than the Company), then the Company shall dividend, or make a return of capital or other distribution or repayment to the Seller such excess.

ARTICLE 5

CONDITIONS TO CLOSING

5.1	Conditions to the Obligation of Buyer.

The obligation of Buyer to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

(a)	The representations and warranties of Seller made in this Agreement and qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, confirming the foregoing matters set forth in this Section 5.1(a) (the “Seller’s Closing Certificate”).

(b)	All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated, and no action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the sale of the Company Interest.

(c)	All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)

No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)	Reserved.

(f)	Seller shall have delivered to Buyer all of the documents, certificates and other instruments required to be delivered under Section 1.3(a).

(g)	the Partnership Policy Committee of Buyer shall have authorized and approved the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated hereby.

(h)	Seller shall have caused the deliveries and taken the actions required under Section 4.3.

(i)	The execution and delivery by the parties thereto of the Transition Services Agreement.

(j)	The execution and delivery by the parties thereto of the Connection Agreement between the Williams Member and the Company (for the Opal Plant), the Connection Agreement between the Williams Member and the Company (for the Echo Springs Plant) and the Connection Agreement between the Company and ONEOK Hydrocarbon, L.P. (for the Fractionator) on terms and conditions to be negotiated in good faith by Seller and Buyer.

5.2	Conditions to the Obligation of Seller.

The obligation of Seller to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller:

(a)	The representations and warranties of Buyer made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer confirming the foregoing matters set forth in this Section 5.2(a) (the “Buyer’s Closing Certificate”).

(b)

All necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated, and no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)	Reserved.

(f)	Buyer shall have delivered to Seller all of the documents, certificates and other instruments required to be delivered under Section 1.3(b).

(g)	The Board of Directors of The Williams Companies, Inc. shall have authorized and approved the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated hereby.

(h)	The execution and delivery by the parties thereto of the Transition Services Agreement.

(i)	The execution and delivery by the parties thereto of the Connection Agreement between the Williams Member and the Company (for the Opal Plant), the Connection Agreement between the Williams Member and the Company (for the Echo Springs Plant) and the Connection Agreement between the Company and ONEOK Hydrocarbon, L.P. (for the Fractionator) on terms and conditions to be negotiated in good faith by Seller and Buyer.

ARTICLE 6

TAX MATTERS

6.1	Liability for Taxes.

(a)	For purposes of this Agreement:

(i)

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing;

(ii)	“Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties; and

(iii)	“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

(b)	Seller shall be liable for, and shall indemnify and hold Buyer, the Company and their respective Affiliates harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Company by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date, (ii) any Tax Losses (other than Tax described in clause (i) above) imposed on or incurred by the Company with respect to the period prior to the Closing Date, or (iii) attributable to a breach by Seller of any representation, warranty or covenant with respect to Taxes in this Agreement, excluding any Taxes that have been reserved for in the Seller’s financial statements (as adjusted for operations and transactions in the ordinary course of business in accordance with past custom and practice).

(c)	Buyer shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless from, any Tax Losses attributable to a breach by Buyer of any covenant with respect to Taxes in this Agreement.

(d)

Whenever it is necessary for purposes of this Article 6 to determine the amount of any Taxes imposed on or incurred by the Company for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period of the Company and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to any of the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(e)	Buyer agrees to pay to Seller any refund received on or after the Closing Date by Buyer or its Affiliates, including the Company, in respect of any Taxes for which Seller is liable under clause (b) of this Section 6.1. Seller agrees to pay to Buyer any refund received by Seller or its Affiliates in respect of any Taxes for which Buyer is liable under clause (c) of this Section 6.1. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party or its Affiliate for the account of the other party shall be paid to such other party within ninety (90) days after such refund is received.

(f)	The Buyer and Seller agree not to make or cause any election (including an election to ratably allocate items under Treasury Regulations Section 1.1502-76(b)(2)(ii)) to allocate tax items in a manner inconsistent with Section 6.1(d) hereof.

6.2	Tax Returns.

(a)	Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Williams Group (as defined herein) for all periods ending before the Closing Date, all Tax Items of the Company which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns. For purposes of this Agreement, “Williams Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which The Williams Companies, Inc. is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes the Company.

(b)

With respect to any Tax Return covering a taxable period ending before the Closing Date that is required to be filed after the Closing Date with respect to the Company that is not described in Section 6.2(a) above, Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(c)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to Seller, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. Any refund attributable to Tax Returns filed pursuant to this Section 6.2(c) shall be apportioned between Buyer and Seller in a manner consistent with the calculation of the parties respective membership interests in the Company.

6.3	Cooperation and Exchange of Information.

Buyer and Seller shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 6 and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to retain all books and records in their possession or in the possession of their respective Affiliates with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the earlier of six (6) years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each party shall provide the cooperation and information required by this Section 6.3 at its own expense.

6.4	Survival.

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

6.5	Conflict.

In the event of a conflict between the provisions of this Article 6 and any other provisions of this Agreement, the provisions of this Article 6 shall control.

6.6	Miscellaneous.

(a)	Any payment required under this Article 6 and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) or 6621(c) of the Code, as applicable, for each day until paid.

(b)	The indemnification provisions of this Article 6 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy the parties may have with respect to the transactions contemplated by this Agreement.

ARTICLE 7

INVESTIGATION; LIMITATIONS

7.1	Independent Investigation.

Each party hereto acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on the basis of its own independent investigation of the Company, as applicable, and upon the express written representations, warranties and covenants in this Agreement. Neither party is aware of any breach of, or any inaccuracy in, any of the representations or warranties made by it in this Agreement. Without diminishing the scope of the express written representations, warranties, covenants and agreements of the parties in this Agreement and without affecting or impairing their right to rely thereon, BUYER AND SELLER ACKNOWLEDGE THAT NEITHER BUYER, ON THE ONE HAND, NOR SELLER, ON THE OTHER HAND, HAS MADE, AND BUYER AND SELLER HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE COMPANY AND ITS ASSETS AND OPERATIONS OR TO THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

ARTICLE 8

TERMINATION

8.1	Events of Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of the parties;

(b)	by either Buyer, on the one hand, or Seller, on the other hand, in writing after May 31, 2006, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)	by either Buyer, on the one hand, or Seller, on the other hand, in writing without prejudice to other rights and remedies which the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party (i) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) has materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable;

(d)	by either Buyer, on the one hand, or Seller, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e)	by Seller if any of the conditions set forth in Section 5.2 have become incapable of fulfillment, and have not been waived by Seller; or

(f)	by Buyer if any of the conditions set forth in Section 5.1 have become incapable of fulfillment, and have not been waived by Buyer.

8.2	Effect of Termination.

If a party terminates this Agreement as provided in Section 8.1 above, none of its provisions will remain effective or enforceable except this Section 8.2 and Article 10 shall survive the termination of this Agreement. Nothing in this Section 8.2 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE 9

INDEMNIFICATION UPON CLOSING

9.1	Indemnification of Buyer upon Closing.

Subject to the limitations set forth in this Agreement, Seller, from and after the Closing Date, shall indemnify, defend and hold Buyer and its Affiliates, and their respective shareholders, directors, officers, and employees (the “Buyer Indemnified Parties”) harmless from and against any and all Liabilities and obligations, including without limitation, all losses, demands, deficiencies, costs, expenses, fines, penalties, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation (all of the foregoing of which are collectively referred to as the “Damages”) suffered or incurred by the Buyer Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of any representation or warranty of Seller in this Agreement, and (b) any breach of or failure to observe any agreement or covenant on the part of Seller made under this Agreement or in connection with the transaction contemplated hereby. Any such breaches shall be determined without giving effect or other regard to any qualifications as to “material,” “materially,” “material adverse effect,” “Material Adverse Effect,” or the like, since the parties’ determinations as to relevance under this Article 9 are as reflected in this Article 9

Nothing in this Section 9.1 shall apply to liability with respect to Taxes, for which liability shall be as set forth in Article 6.

9.2	Indemnification of Seller.

Subject to the limitations set forth in this Agreement, Buyer, from and after the Closing Date, shall indemnify, defend and hold Seller and its Affiliates, and their respective shareholders, directors, officers, and employees (together with Seller, the “Seller Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Seller as a result of or arising out of (a) any breach or inaccuracy of any representation or warranty of Buyer in this Agreement, and (b) any breach of or failure to observe any agreement or covenant on the part of Buyer made under this Agreement or in connection with the transaction contemplated hereby.

Nothing in this Section 9.2 shall apply to liability with respect to Taxes, for which liability shall be as set forth in Article 6.

9.3	Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles 2 and 3 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the first anniversary of the Closing Date, except (a) the representations and warranties of Seller set forth in Section 2.8 shall survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of Seller set forth in Sections 2.1, 2.2, 2.5 and 2.11 shall survive forever and (c) the representations and warranties of Buyer set forth in Sections 3.1, 3.2 and 3.4 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.3, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

9.4	Right to Contest and Defend.

Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (either, an “Indemnified Party”) of notice of any pending or threatened claim, demand, action, suit or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 9.1 or 9.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying Party, at its own expense, may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless there exists a conflict of interest between the Indemnified Party, on the one hand, and the Indemnifying Party or another Indemnified Party whose defense has already been assumed by the Indemnifying Party, on the other hand (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without the prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Buyer and Seller agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Buyer and Seller will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the Dispute Resolution procedures described in Section 10.8 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.

9.5	Limitations on Indemnification.

(a)	To the extent that the Buyer Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1(a), Seller shall be liable only for those Damages which exceed, in the aggregate, $100,000 (the “Deductible”), and then only to the extent of any such excess. In no event shall Seller’s liability to the Buyer Indemnified Parties under Section 9.1(a) exceed $1,000,000 (the “Ceiling Amount”).

(b)	To the extent the Seller Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.2(a), Buyer shall be liable only for those Damages which exceed, in the aggregate, the Deductible, and then only to the extent of any such excess. In no event shall Buyer’s liability to the Seller Indemnified Parties under Section 9.2(a) exceed the Ceiling Amount.

(c)	Additionally, neither by either Buyer, on the one hand, or Seller, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.

9.6	Sole Remedy.

Should the Closing occur, no party shall have liability under this Agreement, except as is provided in Article 6 or this Article 9 (other than claims or causes of action arising from fraud).

9.7	Express Negligence.

THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY (EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT). BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE 10

MISCELLANEOUS

10.1	Expenses.

Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

10.2	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

If to Seller, addressed to:

Williams Field Services Company, LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Senior Vice President

Telecopy: (918) 573-9375

with a copy to:

The Williams Companies, Inc.

Legal Department

One Williams Center, Suite 4700

Tulsa, Oklahoma 74172-0172

Attention: Asst. General Counsel, Midstream

Telecopy: (918) 573-4503

If to Buyer, addressed to:

Northern Border Intermediate Limited Partnership

100 W. 5th Street, Suite 1800

Tulsa, OK 74103-4217

Attention: President

Facsimile: 918-588-7961

with copies to:

Northern Border Intermediate Limited Partnership

100 W. 5th Street, Suite 1800

Tulsa, OK 74103-4217

Attention: John R. Barker

Facsimile: 918-588-7971

and to:

Gable & Gotwals

100 W. 5th Street, Suite 1100

Tulsa, OK 74103-4217

Attention: Stephen W. Lake

Facsimile: 918-595-4990

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.3	Governing Law.

This Agreement shall be governed and construed in accordance with the substantive laws of the State of Oklahoma without reference to principles of conflicts of law.

10.4	Public Statements.

The parties hereto shall consult with each other and no party shall, nor permit its Affiliates to, issue or cause the publication of any press release or other public announcement or statement with respect to the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

10.5	Entire Agreement; Amendments and Waivers.

This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto (collectively, the “Constituent Documents”) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by the Constituent Documents, other than those expressly set forth in the Constituent Documents. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

For purposes of clarification, the term “Constituent Documents” as defined in this Section 10.5 and as may be applied in this Agreement shall include the Amended and Restated Limited Liability Company Agreement of the Company and the other documents referenced in Section 5.1(e) of this Agreement.

10.6	Conflicting Provisions.

This Agreement and the other Constituent Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Constituent Documents, and as between them, specific provisions shall prevail over general provisions. In the event of a conflict between this Agreement and the Constituent Documents, this Agreement shall control.

10.7 Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, except that either party shall have the right to assign this Agreement to its Affiliates without the consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8	Dispute Resolution

(a) Scope. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 10.8, which shall be the sole and exclusive procedures for the resolution of any such disputes.

(b) Senior Party Negotiation . The Buyer and Seller shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between management representatives who have authority to settle the controversy and who are at least one level above the persons with direct responsibility for administration of this Agreement and who have been unsuccessfully involved with the dispute up to this point. Buyer or Seller, as the case may be, may give the other party written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”). Within twenty (20) days after delivery of the Notice of Dispute, the receiving party shall submit to the other a written response. The notice and the response shall include (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the officer or executive who will represent that party and of any other person who will accompany such officer or executive. Within ten (10) days after delivery of the written response, the representatives of both Buyer and Seller shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c) Arbitration. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved through the procedures provided in subsection (b) above, shall be finally resolved by arbitration in accordance with the rules for non-administered arbitration of the International Institute for Conflict Prevention and Resolution (the “CPR Rules”) then currently in effect. The arbitration shall be conducted by (i) by a sole arbitrator if the dispute involves less than $500,000, and (ii) by a panel of three independent and impartial arbitrators if the dispute involves in excess of $500,000. All arbitrators shall be agreed upon by the parties or, failing such agreement, shall be appointed under the CPR Rules. The arbitration will proceed in accordance with the CPR Rules and shall be conducted in Tulsa, Oklahoma. The Parties agree that any arbitration shall be kept confidential and any element of such arbitration (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the parties, their counsel and any persons necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings, if any, or in order to satisfy disclosure obligations imposed by any Applicable Law. The parties agree to cooperate in providing each other with all discovery, including but not limited to the exchange of documents and depositions reasonably related to the issues in the arbitration. If the parties are unable to agree on any matter relating to such discovery, any such difference shall be determined by the arbitrators. The award of the arbitrators shall be final and binding upon the Parties, and shall not be subject to any appeal or review. Judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction. The parties shall submit to the non-exclusive personal jurisdiction of the federal and state courts sitting in Oklahoma for the limited purpose of enforcing this arbitration agreement (including, where appropriate, issuing injunctive relief) or any award resulting from arbitration pursuant to this Section 10.8(c). The Parties agree that except as otherwise set forth in this Section 10.8, the arbitration proceeding described in this Section 10.8(c) is the sole and exclusive manner in which the parties may resolve disputes arising out of or in connection with this Agreement.

(d) Continued Performance. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. The requirements of this Section 10.8 shall not be deemed a waiver of any right of termination under this Agreement.

10.9	Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Buyer and Seller shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.10	Interpretation.

The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.11	Headings and Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, such exhibits and schedules are incorporated in the definition of the term “Agreement”.

10.12	Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13	Defined Terms.

For purposes of this Agreement, the following terms shall have the meanings given in the indicated Sections of this Agreement:

Term	Section
Affiliate	4.3
Agreement	Preamble
Applicable Law	2.3(a)
Buyer	Preamble
Buyer Indemnified Parties	9.1
Buyer’s Closing Certificate	5.2(a)
Cash Consideration	1.2(a)
Ceiling Amount	9.5(a)
Closing	1.1
Closing Date	1.1
Company	Recitals
Company Interest	Recitals
Constituent Document	10.5
Contract	2.10(a)
CPR Rules	10.8(c)

Damages	9.1
Deductible	9.5(a)
Documents	4.3
Effective Time	1.1
GAAP	1.2(a)
Governmental Authorities	2.4
Indebtedness	2.7
Indemnified Party	9.4
Indemnifying Party	9.4
Intellectual Property	4.3
Legal Proceedings	2.6
Liabilities	2.7
Liens	2.3(b)
Material Adverse Effect	2.3(b)
Membership Interests	Recitals
Notice	10.2
Notice of Dispute	10.8(b)
Permits	4.3
Person	2.3(b)
Project	1.2(a)
Project Assets	4.3
Seller	Preamble
Seller Indemnified Parties	9.2
Seller’s Closing Certificate	5.1(a)
Tax Losses	6.1(b)
Tax or Taxes	6.1(a)(i)
Tax Returns	6.1(a)(ii)
Taxing Authority	6.1(a)(iii)
Third Party Action	9.4
Transition Services Agreement	4.6(a)
WFSC	Preamble
Williams Group	6.2(a)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAMS FIELD SERVICES COMPANY LLC

By:	/s/ Alan S. Armstrong
Name:	Alan S. Armstrong
Title:	President

NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP

By:	/s/ David L. Kyle
Name:	David L. Kyle
Title:	Chairman and Chief Executive Officer